Exhibit 3.1

Number: BC1284670

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that 1284670 B.C. LTD. was incorporated under the Business Corporations Act on January 19, 2021 at 11:35 AM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On January 19, 2021

/s/ Carol Prest
CAROL PREST
Registrar of Companies Province of British Columbia Canada